UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 16, 2021

WORKDAY, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-35680	20-2480422
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
6110 Stoneridge Mall Road
Pleasanton, California 94588
(Address of principal executive offices)

Registrant’s telephone number, including area code: (925) 951-9000

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.001	WDAY	The Nasdaq Stock Market LLC
(Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
On November 16, 2021, Robynne Sisco notified Workday, Inc. (“Workday”) of her intention to step down from her position as Chief Financial Officer of Workday, effective February 1, 2022. On the same day, the Board of Directors of Workday appointed Doug Robinson as Co-President, effective November 18, 2021, and Barbara Larson as Chief Financial Officer, effective February 1, 2022. Mr. Robinson will serve as Co-President alongside Ms. Sisco. Effective February 1, 2022, Ms. Sisco will step down from her position as Chief Financial Officer and principal financial officer, with Ms. Larson assuming those responsibilities, but will remain in her role as Co-President.
Mr. Robinson, 49, joined Workday in 2010 and has served as Executive Vice President, Global Sales since February 2021. Since joining Workday, Mr. Robinson has served in a variety of leadership roles within our sales organization, including Senior Vice President, Sales-Americas from May 2018 to February 2021; Group Vice President, Sales from September 2016 to May 2018; Vice President, North America Sales Strategy from February 2016 to September 2016; and earlier as a regional sales vice president and regional sales director. Prior to joining Workday, Mr. Robinson was in various sales roles at Oracle Corporation and PeopleSoft, Inc. Mr. Robinson received a bachelor’s degree in finance and management information systems from Ohio University.
In connection with his appointment as Co-President, Mr. Robinson will receive a grant of restricted stock units in the amount of $2.0 million, one-fourth of which will vest on December 15, 2022, and the balance of which will vest in equal quarterly installments over the following twelve quarters, assuming continuous service through the applicable vesting dates.
Mr. Robinson has no family relationship with any director or executive officer of Workday and Mr. Robinson has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Workday has entered into its standard form of indemnification agreement with Mr. Robinson, the form of which is filed as Exhibit 10.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2021.
Ms. Larson, 51, joined Workday in 2014 and has served as Senior Vice President, Accounting, Tax and Treasury since February 2021. Since joining Workday, Ms. Larson has served in a variety of leadership roles within our organization, including General Manager, Workday Financial Management from May 2019 to January 2021; Vice President, Business Finance from April 2016 to May 2019; and Senior Director, Corporate Finance Planning & Analysis and G&A Finance from July 2014 to April 2016. Prior to joining Workday, Ms. Larson was Senior Director of Financial Planning & Analysis at VMware, Inc. from November 2007 to July 2014. Prior to that, she held senior finance positions at TIBCO Software Inc. and Symantec Corporation. Ms. Larson received a bachelor’s degree in business administration, with an emphasis in accounting and finance from the University of Arizona.
In connection with her appointment as Chief Financial Officer, Ms. Larson’s base salary is expected to remain the same at $400,000 and, effective as of the date of her appointment, her annual target bonus for Workday’s fiscal year 2023 will increase from 30% to 50% of her base salary and will be determined under Workday’s bonus plan for key employees. Ms. Larson will receive a grant of restricted stock units in the amount of $2.0 million in connection with her appointment, one-fourth of which will vest on December 15, 2022, and the balance of which will vest in equal quarterly installments over the following twelve quarters, assuming continuous service through the applicable vesting dates.
Ms. Larson has no family relationship with any director or executive officer of Workday and Ms. Larson has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Workday intends to enter into its standard form of indemnification agreement with Ms. Larson, the form of which is filed as Exhibit 10.1 to the Company’s Form 10-K for the fiscal year ended January 31, 2021.
A copy of the press release announcing Mr. Robinson’s and Ms. Larson’s respective appointments is attached hereto as Exhibit 99.1. The information in the press release attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 – Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description
99.1	Press release dated November 18, 2021
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: November 18, 2021

Workday, Inc.
/s/ Richard H. Sauer
Richard H. Sauer
Chief Legal Officer, Head of Corporate Affairs, and Corporate Secretary